FORM 8-K

CURRENT REPORT

PUSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 4, 2003

DIAMONDHEAD CASINO CORPORATION

(Formerly Europa Cruises Corporation)

DELAWARE
COMMISSION FILE NUMBER: 0-17529
IRS EMPLOYER IDENTIFICATION NO. 59-2935476

150-153RD Avenue Suite 202
Madeira Beach, Florida 33708
(727) 393-2885

ITEM 5. OTHER MATTERS

On August 4, 2003, the registrant issued the following public press release:

Madeira Beach, Florida (August 4, 2003) — Diamondhead Casino Corporation (OTCBB: DHCC) is pleased to announce that Casino World, Inc. has signed an agreement with CB Richard Ellis, Inc., the world’s largest commercial real estate services firm, as its exclusive agent, to secure debt and equity financing for the Company’s Diamondhead casino resort project. The agreement, subject to certain exclusions, is contingent on performance and does not require the Company to advance or pay costs or expenses. Diamondhead Casino Corporation, through its wholly owned subsidiary, Casino World, Inc., intends to develop a destination casino resort at its 404-acre site on the Bay of St. Louis in Diamondhead, Mississippi. There is no outstanding debt and there are no liens on the property.

CB Richard Ellis, Inc. (“CBRE”), headquartered in Los Angeles, is majority owned by the private equity firm of Blum Capital Partners. CBRE employs approximately 14,500 employees and serves real estate owners, investors and occupiers through more than 250 offices in 44 countries. In 2002, on a combined global basis, CBRE and Insignia Financial Group, which it recently acquired, produced and/or directed sales and lease transactions with a total value in excess of $80 billion and had combined revenues of $1.17 billion. CBRE’s core business includes property sales, leasing and management, corporate services, facilities and property management, mortgage banking, investment banking, capital markets, appraisal and valuation, and research and consulting. For more information about CBRE, visit the company’s Web site at www.cbre.com.

SIGNATURE

CBRE’s Global Gaming Group, headquartered in Las Vegas, was designed to provide an informed, worldwide infrastructure to serve as a worldwide marketplace for gaming transactions and for putting sellers, buyers and financing possibilities together. The Global Gaming Group specializes in gaming property valuation, financial services, acquisition, disposition, underwriting, consulting, advisory services and property and facilities management. CBRE’s Global Gaming Group brings the worldwide resources and expertise of CBRE to the gaming industry.

Deborah A. Vitale, President and Chairman of the Board of Directors, commenting on the agreement with CBRE, stated: “CB Richard Ellis brings a powerful combination of commercial real estate professionals with gaming experience, global reach, and localized, industry-specific knowledge to our project. The affiliation of the world’s largest commercial real estate services firm with our Company confirms that there is significant interest in our Diamondhead project and that our Diamondhead location is recognized among those knowledgeable in both the gaming and real estate industries as one of the most strategically located casino sites in the State of Mississippi.”

John Knott, Senior Vice President of CBRE Global Gaming Group, added: “We are extremely excited to be working with Casino World, Inc. There is excitement building in the marketplace regarding the Casino World project. Everything about the endeavor is poised to make it a first class destination resort and one of the finest on the Gulf Coast. It’s location on and access to Interstate 10, which is one of the major east-west traffic arteries in the southern United States and connects to numerous highly-populated feeder markets, is its prime attribute. The fact that the property fronts Interstate 10 and the Bay of St. Louis for approximately two miles gives the property a rare combination of casino, commercial and residential appeal.”

According to Gregory Harrison, Vice President of Diamondhead Casino Corporation, CBRE was the natural choice for the Company’s current and long-term planning needs. “CBRE will assist us in providing solutions that will enhance value and minimize the risk of major, costly, and irreversible real estate errors that can occur in the early stages of any major development. It is imperative that we make informed real estate decisions when engaging in any transaction involving our Diamondhead property. We believe the combination of CBRE’s Global Gaming Group and CBRE’s extensive knowledge, experience and expertise in real estate will prove invaluable to our shareholders both now and in the future,” said Harrison.

The development of the Diamondhead, Mississippi project is subject to risks and uncertainties, which include, but are not limited to, those relating to permitting, financing, the activities of environmental groups, the outcome of litigation and the actions of federal, state, or local governments and agencies. The Company may be affected by some or all of these factors and other risks and uncertainties, many of which are beyond the Company’s control. Except for historical statements contained herein, the statements made in this release constitute forward-looking statements that involve risks and uncertainties.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDHEAD CASINO CORPORATION (formerly EUROPA CRUISES CORPORATION)

By:	/s/ Deborah A. Vitale Deborah A. Vitale President and Chairman of the Board

Dated: August 4, 2003